Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on June 4, 2019

Registration Statement No. 333-228632-02

**PXING DETAILS** $800+MM AMCAR 2019-2 (Subprime Auto)

    Joint Bookrunners:     Barclays (str), BNPP, GS, WF

    Co-Managers:             BB Securities, Credit Ag, MS, Scotia

    Selling Group:            Drexel Hamilton

CL	AMT (MM)	WAL	MDY/F**	BENCH	SPREAD	YIELD	CPN	PRICE
========================================================================================
A-1	$153.00	0.20	P-1+/F1+	IntL	+ 6	2.52425%	2.52425%	100.00000

A-2-A	$180.92	0.90	Aaa /AAA	EDSF	+ 28	2.452%	2.43%	99.99146

A-2-B	$65.00	0.90	Aaa /AAA	1ML	+ 28	–	–	100.00000

A-3	$182.60	2.09	Aaa /AAA	IntS	+ 38	2.295%	2.28%	99.99161

B	$63.12	2.92	Aa2 /AA	IntS	+ 70	2.563%	2.54%	99.97344

C	$78.35	3.50	A2/A	IntS	+ 90	2.761%	2.74%	99.98242

D	$77.04	3.99	Baa2/BBB	IntS	+ 115	3.013%	2.99%	99.98391

E	$20.46	**Retained**

** Minimum ratings

Expected Settle:	06/12/19	Registration:	SEC-Registered
First Pay Date:	07/18/19	ERISA Eligible:	Yes
Expected Ratings:	Moody’s, Fitch	Min Denoms:	$1k x $1k
Ticker:	AMCAR 2019-2	Bill & Deliver:	Barclays
Expected Pricing:	PRICED	Pricing Speed:	1.5% ABS 10% CALL

-Available Materials-
*Attached Materials: Preliminary Prospectus (Red), Ratings FWP
*Intex/CDI: bcgamcar1902_preprice PWD: 9YU6
*DealRoadshow: http://www.dealroadshow.com PWD: AMCAR1902

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (888) 603-5847.